Schedule 4.6.12

SECOND AMENDMENT

to the

LOAN AGREEMENT,

dated JULY 10, 2002,

between

OLD DOMINION FREIGHT LINE, INC.

and

FIRST UNION COMMERCIAL CORPORATION

Dated as of September 22, 2005

SECOND AMENDMENT

THIS SECOND AMENDMENT, dated September 22, 2005 (this “Amendment”), is made in respect of the Loan Agreement, dated as of July 10, 2002, among OLD DOMINION FREIGHT LINE, INC., and FIRST UNION COMMERCIAL CORPORATION as amended by that certain First Amendment to the Loan Agreement dated June 30, 2003 (the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement. Unless otherwise specified, section references herein refer to sections set forth in the Loan Agreement, as amended by this Amendment.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender, for themselves and their successors and assigns, agree as follows:

ARTICLE I

AMENDMENT TO NOTES

Each Note is hereby amended by replacing Section 15 thereof with a new Section 15, which shall read in full as follows:

15. INCORPORATION OF LOAN COVENANTS. Borrower has entered into that certain credit agreement (the “Credit Agreement”) dated as of the 22nd day of September, 2005, with Wachovia Bank, National Association, as Agent. Each covenant (and its corresponding definitions) in Article VII of the Credit Agreement (collectively, the “Covenants”) is hereby incorporated into this Note by reference and shall be binding and enforceable against Borrower. In the event of the amendment, modification, or termination of the Credit Agreement or the Covenants set forth therein for any reason whatsoever, such Covenants as contained in the Credit Agreement as of the date hereof shall continue to be Covenants of the Borrower under this Note and shall continue to be binding on and enforceable against Borrower notwithstanding such earlier termination, modification or amendment.

ARTICLE II

WAIVER

The Lender hereby waives any default under the Loan Agreement and Note caused solely by the execution and delivery (but not the performance) of the Credit Agreement.

ARTICLE III

EFFECTIVENESS

This Amendment shall become effective as of September 22, 2005 (the “Second Amendment Effective Date”) when the Lender shall have received counterparts of this Amendment, duly executed by the Borrower and the Lender. On the Second Amendment Effective Date, the Loan Agreement will be automatically amended as set forth herein. On and after the Second Amendment Effective Date, the rights and obligations of the parties hereto shall be governed by the Loan Agreement as amended by this Amendment; provided, that the rights and obligations of the parties hereto with respect to the period prior to the Second Amendment Effective Date shall continue to be governed by the terms of the Loan Agreement.

ARTICLE IV

MODIFICATION OF LOAN DOCUMENTS

Any individual or collective reference to the Loan Agreement in any of the other Loan Documents (including without limitation the Notes) shall be deemed a reference on and after the Second Amendment Effective Date to the Loan Agreement, as amended by this Amendment, and as the Loan Agreement may be further amended, restated, supplemented or modified from time to time and any substitute or replacement therefor or renewals thereof.

ARTICLE V

GENERAL

5.1 Full Force and Effect. As expressly amended hereby, the Loan Agreement shall continue in full force and effect in accordance with the provisions thereof. No other change or modification in any of the Loan Agreement’s terms has been effected, except as specifically set forth herein. As used in the Loan Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Loan Agreement as amended by this Amendment.

5.2 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

5.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

5.4 Expenses and Indemnity. The Borrower agrees to pay all out-of-pocket expenses incurred by the Lenders in connection with the preparation, execution and delivery of this Amendment and in connection with any action now or hereafter taken with respect to Article II of this Amendment, in each case, including without limitation all reasonable attorneys’ fees.

5.5 Further Assurance. The Borrower shall execute and deliver to the Lenders such documents, certificates and opinions as the Lender may reasonably request to effect the Amendment contemplated hereby.

5.6 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Amendment as of the date set forth above.

OLD DOMINION FREIGHT LINE, INC., as Borrower

By:	/s/ J. Wes Frye
Name:	J. Wes Frye
Title:	SVP-Finance/CFO & Treasurer

FIRST UNION COMMERCIAL CORPORATION, as Lender

By:	/s/ Robert Crumrine, Jr.
Name:	Robert N. Crumrine, Jr.
Title:	Director/Vice President